Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 23, 2026, with respect to the consolidated financial statements of InoBat AS included in the Proxy Statement of Cartesian Growth Corporation II that is made a part of the Registration Statement (Form F-4) and related Prospectus of InoBat B.V. for the registration of its common shares and public warrants.

/s/ Ernst & Young AS

Oslo, Norway

September 23, 2026